Exhibit 23.2

CONSENT OF RICHARD GOSSE

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the scientific and technical information included in Trilogy Metals Inc.’s Annual Report on Form 10-K for the year ended November 30, 2024 attributed to me.

I also consent to the incorporation by reference in Trilogy Metals Inc.’s Registration Statements on Form S-8 (No. 333-181020, No. 333-188950, No. 333-205102, No. 333-208149, No. 333-234417, No. 333-257095, No. 333-275828, No. 333-279685 and No. 333-283334) and the Registration Statement on Form S-3 (No. 333-234164) of references to my name and to the use of the scientific and technical information included in the Annual Report on Form 10-K as described above attributed to me.

DATED: February 12, 2025

/s/ Richard Gosse
Richard Gosse